UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 2, 2010

Resource America, Inc.
(Exact name of registrant as specified in its chapter)

Delaware	0-4408	72-0654145
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

One Crescent Drive, Suite 203, Navy Yard Corporate Center Philadelphia, PA		19112
(Address of Principal Executive Offices)		(Zip Code)

Registrant's telephone number, including area code: 215-546-5005

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

LEAF Financial Corporation is a subsidiary of the registrant.  On September 2, 2010, LEAF Financial completed a short-term bridge financing pursuant to which it may borrow up to $21.5 million as it originates equipment leases and loans.  Under the financing, LEAF Funding SPE 1, LLC, a newly formed subsidiary of LEAF Financial, entered into an indenture with U.S. Bank National Association, as trustee and custodian.  Pursuant to the indenture LEAF Funding SPE 1, LLC issued notes which are asset-backed debt, which may be drawn against as equipment leases and loans are provided as security.  Guggenheim Securities, LLC and its affiliate are the lenders under the notes.  The blended interest rate of the notes is 6.98% on the amounts outstanding.  The maturity date for the notes is February 20, 2011.  Interest and principal are due on each class of notes on a monthly basis as lease and loan payments are received.  The indenture contains events of default customary for a short term financing.  LEAF Financial has guaranteed the payment of the notes.  The registrant is not an obligor or a guarantor under the indenture, and the indenture is non-recourse to the registrant.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01 above which by this reference is hereby incorporated as if stated in full herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Resource America, Inc.

Date: September 9, 2010	By:	/s/ Thomas C. Elliott
Thomas C. Elliott
Senior Vice President and Chief Financial Officer